Pre-qualification Amendment Number 3: Form 1-A/A for the Offering Circular first filed on March 27, 2023, for Wealthcasa Capital Fund, LP. This Amendment incorporates one change: a typographical error in the Offering Proceeds Table was corrected.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular

Regulation A Tier 2 Offering

Form 1-A/A

Amendment #3

Offering Circular

For

WEALTHCASA CAPITAL FUND, LP

A Delaware Limited Partnership

September 28, 2023

SECURITIES OFFERED: Equity in the form of limited partnership interests denominated in Common Units.

MAXIMUM OFFERING AMOUNT: $75,000,000.00 for 15,000,000.0 Common Units

MINIMUM OFFERING AMOUNT: $1,000,000.00 for 200,000.0 Common Units

MINIMUM INVESTMENT AMOUNT: $100.00 for 20.0 Common Units per Investor

CONTACT INFORMATION : Wealthcasa Capital Fund, LP

1500 Creditstone Road, 2nd Floor

Vaughan, Ontario

L4K 5W2

Canada

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Wealthcasa Capital Fund, LP, is a Delaware limited partnership formed on August 25, 2022, for the purpose of acquiring, developing, building, operating, and selling real estate assets in high-density regions of the United States and Canada (the “Company” or “Issuer”).

The Company is offering by means of this offering circular (the “Offering Circular”), equity in the form of limited partnership interests denominated in units (the “Common Units,” or in the singular, a “Common Unit”) on a best-efforts basis to those who meet the investor suitability standards as set forth herein. See “Investor Suitability Standards” below.

The minimum investment amount per Investor is $100.00, in exchange for 20.0 Common Units. Although the Company does not intend to list the Common Units for trading on any exchange or other trading market, it may redeem or buy back Common Units, based upon the complete discretion of the General Partner, and may provide Investors with limited liquidity for their investment in the Company (See “Description of the Securities” below).

The Company is managed by a manager, Wealthcasa Capital GP, LLC, a Delaware limited liability company (the “General Partner”) and the Company’s Officers are Cesare Bauco, President and CEO, Frank Bellotti, Vice President of Finance, Joe Bauco, Vice President of Construction, and Steven Massaroni, Vice President of Marketing. The Company intends to use the proceeds of this Offering (the “Proceeds”) to acquire, develop, build, operate, and sell real estate assets in Florida, California, Tennessee, and other regions within North America.

Sales of the Common Units pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate, (b) the date upon which all Common Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

The Company will offer Common Units via the website www.wealthcasa.com (the “Platform”) on a continuous and ongoing basis. Texture Capital, Inc. (“Texture”), a FINRA broker-dealer, will act as the administrative broker-dealer for this Offering. Proceeds from this Offering will be held in escrow until the Minimum Offering Amount is met. The escrow account is administered by North Capital Private Securities Corporation. As of the date of this Offering Circular, the Company has engaged KoreConX Inc. as transfer agent for this Offering. See “Terms of the Offering” below.

Persons who purchase Common Units will be Limited Partners of the Company subject to the terms of the Operating Agreement of the Company (“Limited Partners” or in the singular a “Limited Partner”) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the Proceeds to commence operations of the Company. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Common Units, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Common Units on any securities market. The General Partner and Affiliates will receive compensation and income from the Company, and such compensation to the General Partner may involve certain conflicts of interest. See “Risk Factors,” “General Partner’s and Affiliates Compensation” and “Conflicts of Interest” below. Investing in the Common Units is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” below starting on Page 5-6. There are material income tax risks associated with investing in the Company that prospective investors should consider. See “Income Tax Considerations” below.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Common Units immediately upon qualification of the Offering by the SEC. The Company approximates sales will commence during Q3 – 2023.

OFFERING PROCEEDS TABLE

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons****
Amount to be Raised per Unit	$5.00	$0.09	$4.91	N/A
Minimum Investment Amount Per Investor	$100.00	$1.80	$98.20	N/A
Minimum Offering Amount	$1,000,000.00	$180,000.00	$820,000.00	N/A
Maximum Offering Amount	$75,000,000.00	$1,350,000.00	$73,650,000.00	N/A

* The Offering price to Investors was arbitrarily determined by the General Partner.

** The Company is not using an underwriter for the sale of the Common Units. These commissions listed are those for Texture Capital, Inc. (“Texture”), a FINRA broker-dealer acting as an administrative broker-dealer for this Offering. In exchange for acting as the Broker of Record, Texture will receive one percent (1.0%) commission fee on the aggregate sales, up to a maximum of $750,000.00. Additionally, Texture will perform direct selling efforts, where it will introduce the Offering to its network of investors, in exchange for a 4% commission on amounts raised only through Texture’s direct introductions, up to a maximum of $600,000.00. For avoidance of doubt, this 4% commission would be in addition to the 1% commission, and the combined maximum commission compensation will be $1,350,000.00. See the “Plan of Distribution” below.

*** Common Units will be offered and sold directly by the Company, the General Partner and the Company’s and General Partner’s respective Officers and employees. No commissions for selling Common Units will be paid to the Company, the General Partner or the Company’s or General Partner’s respective Officers or employees.

**** There are no selling securityholders in this Offering.

THIS OFFERING CIRCULAR IS FOLLOWING THE FORM 1-A FORMAT AND ALL DISCLOSURES CONTAINED HEREIN FOLLOW THE FORM 1-A REQUIREMENTS.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Limited Partnership Agreement, a copy of which is attached hereto as Exhibit 3 and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Limited Partnership Agreement, the Limited Partnership Agreement shall prevail and control, and no Investor should rely on any reference herein to the Limited Partnership Agreement without consulting the actual underlying document.

The Company intends to operate in Florida and the northeastern United States. See “Description of the Business” below.

COMPANY INFORMATION AND BUSINESS

Wealthcasa Capital Fund, LP is a Delaware limited partnership with a principal place of business located at 1500 Creditstone Road, 2nd Floor, Vaughan, Ontario L4K 5W2 Canada. Through this Offering, the Company is offering equity in the Company in the form of Common Units on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein See “Investor Suitability Standards.”

As further described in the Offering Circular, the Company has been organized to acquire, develop, build, operate, and sell real estate assets in high-density areas in Florida and the northeastern United States.

Pursuant to the Limited Partnership Agreement, the term of the limited partnership is indefinite, however the Company aims to wind-down its operations after eight (8) years, with the potential of extending that period up to two (2) years, via two (2) one-year extensions at the discretion of the General Partner.

MANAGEMENT	The Company is a limited partnership. The General Partner is an Affiliate, Wealthcasa Capital GP, LLC, a Delaware limited liability company. The day-to-day management of the Company is vested in the General Partner and the Officers of the Company, including Cesare Bauco, President and CEO, Frank Bellotti, Vice President of Finance, Joe Bauco, Vice President of Construction, and Steve Massaroni, Vice President of Marketing, Tochi Lewis-Asonye, Financial Analyst, and James Gaumond, Chief Legal Officer. The General Partner’s Manager is Centreville Development Group (USA), Inc.
THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling equity in the form of limited partnership interests, denominated into Common Units. The Company will use the Proceeds of this Offering to begin operations.
SECURITIES BEING OFFERED	The Common Units are being offered at a purchase price of $5.00 per Unit. The Minimum Investment is $100.00 for 20.0 Common Units per Investor. Upon purchase of the Common Unit(s), a Limited Partner is granted certain rights detailed in the “Securities Being Offered” section below.
The Common Units are transferrable under specific circumstances, however no market is expected to form with respect to the Common Units.
COMPENSATION TO LIMITED PARTNERS/GENERAL PARTNER	Neither the General Partner nor the Limited Partners of the Company will be compensated through commissions for the sale of the Common Units through this Offering.

The General Partner is entitled to the following fees: (1) an Asset Acquisition Fee of 2%; (2) an Asset Disposition Fee of 2%; (3) a Construction/Development Management Fee of 10%; (4) a Property Management Fee of 10%; and (5) Carried Interest of 30%. See “Compensation of Officers and the General Partner” below for a more comprehensive description of these fees.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The General Partner, Wealthcasa Capital GP, LLC, was formed in August 2022. The individual Officers of the Company and the General Partner are experienced real estate professionals and have successfully engaged in related real estate development and/or management activities for numerous years. See “Officers and Significant Employees” below.
INVESTOR SUITABILITY STANDARDS

The Common Units will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Common Units will be subject to the terms of the Limited Partnership Agreement, a copy of which is provided in Exhibit 3.
Each person acquiring Common Units may be required to represent that he, she, or it is purchasing the Common Units for his, her, or its own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective Purchaser of Common Units may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Common Units is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Common Units. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Common Units cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth, if purchaser is a natural person; or (2) revenue or net assets for the Purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Common Units.

COMMISSIONS FOR SELLING Limited Partnership INTERESTS	The Common Units will be offered and sold directly by the Company, the General Partner, the Officers, and the employees of the Company. No commissions will be paid to the Company, General Partner, Officers, or employees for selling the Common Units.

In exchange for acting as the Broker of Record, Texture will receive a one percent (1.0%) commission fee on the aggregate sales, up to a maximum of $750,000.00. Additionally, Texture will perform direct selling efforts, where it will introduce the Offering to its network of investors, in exchange for a 4% commission on amounts raised only through Texture’s direct introductions, up to a maximum of $600,000.00. For avoidance of doubt, this 4% commission would be in addition to the 1% commission, and the combined maximum commission compensation will be $1,350,000.00.

LIMITED LIQUIDITY	There is no public market for the Common Units, and none is expected to develop. There are no redemption rights associated with the Common Units. The Common Units are transferable under certain circumstances, but will not be listed for trading on any exchange or automated quotation system. See “Risk Factors” and “Description of the Securities” below. The Company will not facilitate or otherwise participate in the secondary transfer of any Common Units. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Common Units. See “Risk Factors” below.
CONFLICTS OF INTEREST

Owners of the General Partner and Officers of the Company may also be owners and managers for the company that will develop and/or manage the Company’s real estate assets and the general contractor that will be managing construction work on the Company's assets. See “Conflicts of Interest” below.

COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, development, holding, leasing, and management of real estate assets and costs and expenses associated with the disposition of real estate assets.

 FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Common Units of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Common Units to verify compliance with the Investor Suitability Standards. The Company may request that Investor verify compliance, but the Company is under no obligation to do so. By purchasing Common Units pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Common Units, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Common Units less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Common Units are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Company’s Common Units does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Common Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or fund of the issuer of the securities being sold, or any director, executive officer, or fund of a fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

RISK FACTORS

The Company commenced preliminary business development operations in August 2022 and is organized as a limited partnership under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of real estate and operation of a senior-living community, in a competitive industry. There is a possibility that the Company could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in the Common Units involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Common Units. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors.

INVESTMENT RISKS

Inadequacy of funds.

Gross Offering Proceeds up to $75,000,000.00 may be realized. Management believes that such Proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of its business plans. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement its business plans.

The Offering Price and Minimum Investment Amount have been arbitrarily determined by the Company and do not reflect the value of the assets that have been or will be acquired by the Company.

The Offering price per Common Unit and the Minimum Investment Amount have been arbitrarily determined by the Company and do not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. In addition, the assets that are to be acquired by the Company could have a higher or lower value than the Offering price, which may result in the valuation of the Company being lower or higher than the Offering price.

Investment in the Common Units is speculative, and each Investor assumes the risk of losing his, her, or its entire investment.

Investment in these Common Units is speculative, and by investing, each Investor assumes the risk of losing the entire investment. The Company has limited operations as of the date of this Offering Circular and will be solely dependent upon the efforts of the General Partner to develop and manage the property asset portfolio that is developed, all of which are subject to the risks described herein. Accordingly, only Investors who are able to bear the loss of their entire investment and who otherwise meet the Investor Suitability Standards should consider purchasing these Common Units.

The Company’s ability to commence operations is dependent on its ability to raise funds.

In order to execute the Company’s Plan of Operations, the Company will require varying amounts of capital based on the properties the Company intends to acquire. The Company’s ability to commence operations is largely dependent upon its ability to raise funds through this Offering and thereby securing its real estate property investments. Investors should be aware that there is no assurance that the Company will obtain capital investments necessary to commence operations and become profitable. In addition, receipt of capital investments of less than the Maximum Offering Amount will reduce the ability of the Company to spread investment risks through diversification of its property asset portfolios.

There is no federal registration therefore there is limited governmental review.

This Offering has not been registered with the U.S. Securities and Exchange Commission or with any state regulators. Although certain states require notice filing pursuant to pertinent state securities laws, the Offering is largely subject to limited governmental review.

Limited transferability and liquidity.

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each Investor must acquire his Common Units for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the Common Units. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company, limitations on the percentage of Common Units sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Common Units and no market is expected to develop. Consequently, owners of the Common Units may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

There is no guarantee of reaching Maximum Offering Amount.

There is no assurance that the Company will obtain capital investments equal to the amount required to close the Offering. In addition, receipt of capital investments of less than the Maximum Offering Amount may reduce the ability of the Company to spread investment risks through diversification of its real estate property asset portfolio or debt portfolio.

Investors are not independently represented by the Company’s attorneys and should seek their own independent counsel.

The Investors in the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company, if any, have represented only the Company and its principals, the General Partner and Affiliates (see “Conflicts of Interest” below).

No assurance can be provided that the Maximum Offering Amount will be adequate working capital and/or will absolve the need for additional financing.

In the opinion of the General Partner, if the maximum number of Common Units being offered is sold, the Company may have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Common Units is sold that the Company would not be required to seek alternative or additional sources of financing, whether through third-party lenders or future offerings. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds” below.

Terms of the Common Units may not be favorable to prospective Investors.

The General Partner has set the terms of the Common Units in a manner which is favorable to the Company and has not tried to consider the favorability or suitability of such terms for any prospective Investors.

The Company may employ leverage, resulting in the Common Units being subordinate to any debt incurred by the Company.

Any indebtedness incurred by the Company may expose the Investors to substantially greater risk. The Company may use third-party lenders for construction loans, mezzanine financing, refinancing, and any other type of loans. Any debt incurred by the Company will be senior to the Investors and will have priority of payment. If there are no sufficient cash flows generated from the operations of the Company and the Company has to pay Investors, it may affect the Company’s ability to make distributions to Investors. In addition, leverage may involve restrictive covenants, interest obligations and other risks that are customary to organizations that employ leverage in financing their investments.

The Company will invest in assets that have not been identified, therefore, potential Investors will be unable to evaluate the Company’s property asset portfolio prior to making their investment.

None of the specific assets in which the Company will invest in are identified at this time. Therefore, any potential Investor is unable to evaluate the property assets portfolio to determine whether to invest in the Company. However, the general business goals of the Company are to invest in properties as further described herein. The Company may later have specific, identifiable portfolio data which Investors may review upon their prior written request to the Company.

The Company has the right to change and mix its investment profile, there is no guarantee that the investment profile will not change substantially over time.

The Company reserves the right (in its sole and absolute discretion) to modify, change or revise its typical investment profile and the mix of properties that it invests in or otherwise participates in, and accordingly, Investors have no guarantee, and should not assume that the investment mix and profile of the Company will not change substantially over time.

The Offering is being undertaken during a period of fluctuating interest rates.

The Offering is being undertaken during a period of rising and fluctuating rates, which may impact both the ability to acquire assets and the return on investments made.

Term of the limited partnership is indefinite.

Pursuant to the Limited Partnership Agreement, the term of the limited partnership is indefinite. While the Company intends to wind-down its operations after eight (8) years (with the option to extend by up to two (2) additional years) at the discretion of the General Partner, it is possible that the Company may continue to operate indefinitely. This could result in an indefinite delay in an Investor receiving liquidating distributions.

BUSINESS RISKS

There is reliance on key personnel to make all decisions with respect to the management of the Company, therefore, Investors will have very limited choice in the management decisions.

The General Partner and Officers of the Company will make virtually all decisions with respect to the management and day-to-day operations of the Company including, without limitation, the determination as to which properties to invest in and the terms of the investment. The Investors will have very limited voice in the management decisions of the Company and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of the Officers and the Manager of the Company’s General Partner. In the event of the death, incapacity or other termination of the Officers and the Manager of the Company’s General Partner, the business and operations of the Company may be adversely affected. Furthermore, all investments related to specific property assets will be undertaken by the Company without the Investors having any ability to directly affect such transactions.

The key personnel are not required to devote full-time to the business of the Company.

The Officers and the Manager of the Company’s General Partner are not required to devote their individual capacity full-time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

No restriction preventing the Company or its Affiliates from competing with one another by investing or sponsoring investments similar to those of the Company.

Though they currently have no intention to do so, there is no restriction preventing the Company or any of its Affiliates or management from competing with one another by investing in or sponsoring the formation of other investment groups similar to the Company. The Company may make decisions that may at times favor persons other than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Company and its Affiliates and management are exonerated from any liability for investment opportunities given to other persons, including (without limitation) affiliates as is described further in the Limited Partnership Agreement (Exhibit 3). See “Conflicts of Interest” section below.

Delays in the participation in the investment yield by Investors may occur.

There may be a delay between the time subscription funds are accepted from Investors and the time when such funds are deposited into the Company’s main operating account, at which time Investors begin to participate in the investment yield offered herein. Such delays may result from the Company having to verify an Investor’s suitability and admissibility as a Limited Partner, delays while the Company raises the Minimum Offering Amount, and/or delays in depositing an Investor’s contribution into the Company’s main operating account as a result of lack of availability of properties in which to invest by the Company immediately upon an Investor making a contribution to the Company. After the Minimum Offering Amount has been raised, any delays between the time subscription funds are accepted and the time when such funds are deposited into the Company shall not be longer than fifteen (15) days.

Management and investment practices of the Company are not regulated by federal or state authorities.

The management and investment decisions of the Company are not regulated by the Securities and Exchange Commission or state regulatory authorities, except to the extent that the Offering will be qualified by the SEC, or except to the extent the properties themselves are subject to certain legal standards such as zoning or building codes. While the Company will use its best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility of governmental action to enforce any alleged violations of laws which may result in legal fees and damage awards that would adversely affect the Company and its ability to distribute income to Investors.

Investment in the Company involves certain tax and ERISA risks of which Investors should be aware.

An investment in the Company involves certain tax risks of general application to all Investors and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt Investors (see “Federal Tax Treatment” and “ERISA Considerations” below).

Fluctuations in the real estate market may affect the profitability of the Company and Investors may not be able to liquidate their investment to take advantage of higher available returns.

Real estate markets are subject to abrupt and substantial fluctuations and the purchase of Common Units are a relatively illiquid investment. Investors may wish to liquidate their investment to take advantage of higher available returns but may be unable to do so due to restrictions on transfer and withdrawal.

Risks of leveraging the Company’s asset portfolio include assigning a portion of or the entire Company’s asset portfolio as security for obtaining additional capital.

The Company may borrow funds from any source (including, but not limited to Affiliates and Investors) to fund investments in properties. These additional sources of capital may be secured by assets held by the Company. In order to obtain such additional capital, the Company may assign or encumber part or its entire asset portfolio to such lender. Such money may bear interest at a variable rate. Therefore, if prevailing interest rates rise, the cost of money could reduce the Company’s profitability or cause losses.

Risks of real estate ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Company’s owned properties will be profitable or that cash from operations will be available for distribution to the Investors. Because real estate, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of property interests. The marketability and value of the properties will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply of or demand for competing properties in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	Promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a property difficult;
7.	Unexpected environmental conditions;
8.	Financial conditions of tenants, ground lessees, ground lessors, buyers and sellers of properties;
9.	Changes in real estate taxes and any other operating expenses;
10.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;
11.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and
12.	Imposition of rent controls.

There are a number of risks involved in investing in development, redevelopment and undeveloped properties.

The Company anticipates that it will invest in existing properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

1.	Strikes;
2.	Adverse weather;
3.	Governmental prohibition;
4.	Epidemics;
5.	Earthquakes, Hurricanes, and other "force majeure" events;
6.	Changes in building plans and specifications;
7.	Zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials, and government staff;
8.	Material and labor shortages;
9.	Increases in the costs of labor and materials; changes in construction plans and specifications; rising energy costs; and
10.	Delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

There are risks associated if buying contaminated properties.

The Company may acquire or invest in properties with known environmental conditions for the purpose of remediating the contamination. Following completion of the remediation, such properties would generally be rented. If the Company does not remediate the environmental condition of a property sufficiently, liability may arise from persons who rented the property. This may cause the Company to defend a lawsuit or regulatory action, in addition to remediating the property. This may cause the profits for the Company and any investment property to be affected.

Properties invested in by the Company that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s profitability.

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company or in which it makes a property investment may not be in compliance with the ADA. If a property is not in compliance with the ADA, then the Company may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

Unforeseen changes.

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, global economic factors, and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of affiliates, the Company, or the General Partner; or (iv) the presence, availability, or discontinuation of real estate and/or housing incentives.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than some of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to address the needs of its Investors, sponsors, and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services, and approach.

Unanticipated obstacles to execution of the business plan.

The Company’s business plans may change. Some of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s Officers and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

General economic conditions.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s real estate assets. The Company has no control over these changes.

Possible fluctuations in operating results.

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

Risks of borrowing.

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of Common Units of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Management discretion as to use of Proceeds.

The net Proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its Limited Partners in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net Proceeds of this Offering. Investors in the Common Units offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the Investors must depend.

Broker-Dealer sales of common units.

The Company’s Common Units are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. The Company currently has no intention of listing the Common Units on any exchange. No assurance can be given that the Common Units of the Company will ever qualify for inclusion on any trading market. As a result, the Company’s Common Units are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may also affect the ability of Investors to sell their Common Units in a secondary market.

Compliance with securities laws.

The Common Units are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Delaware securities laws, and other applicable state securities laws. If the sale of Common Units were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Common Units. If a number of purchasers were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding purchasers of the Common Units.

Lack of firm underwriter.

The Common Units are offered on a “best efforts” basis by the Officers of the Company without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Broker-Dealer Engagement Agreement with the Company. Accordingly, there is no assurance that the Company, or any FINRA broker-dealer, will sell the maximum Common Units offered or any lesser amount.

Projections: forward looking information.

The General Partner has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon factors influencing the business of the Company. The projections are based on the General Partner’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by the Company’s independent accountants. These projections are based on several assumptions, set forth therein, which the General Partner believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the General Partner’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Company’s market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While the General Partner believes that the projections accurately reflect possible future results of the Company’s operations, those results cannot be guaranteed.

The Company’s success will depend upon the acquisition and development of real estate, and the Company may be unable to consummate acquisitions or development on advantageous terms, and the developed properties may not perform as the Company expects.

The Company intends to acquire, develop, and lease, and/or sell real estate assets. The acquisition of real estate entails various risks, including the risks that the Company’s real estate assets may not perform as they expect, that the Company may be unable to quickly and efficiently integrate assets into its existing operations and that the Company’s cost estimates for the lease and/or sale of a property may prove inaccurate.

Reliance on General Partner to select appropriate properties.

The Company’s ability to achieve its investment objectives is dependent upon the performance of the General Partner’s team in the quality and timeliness of the Company’s acquisition and development of real estate properties. Investors in the Common Units offered will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning the Company’s investments. Investors in the Common Units must rely entirely on the management ability of and the oversight of the Company’s General Partner and Officers.

Competition may increase costs.

The Company will experience competition from other developers of real estate assets. Competition may have the effect of increasing costs for the Company and decreasing the lease or sale rates of real estate assets.

Delays in development.

Delays General Partner may encounter in the development of its properties could adversely affect the profitability of the Company.

General Partner’s discretion in the future disposition of properties.

The Company cannot predict with any certainty the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the Company’s properties, the Company cannot assure the Investor that it will be able to sell its properties at a profit in the future. Accordingly, the timing of liquidation of the Company’s real estate investments will be dependent upon fluctuating market conditions.

Real estate investments are not as liquid as other types of assets, which may reduce economic returns to Investors.

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit the Company’s ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Thus, the Company’s ability at any time to sell assets may be restricted. This lack of liquidity may limit the Company’s ability to vary its portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect the Company’s financial condition, results of operations, and cash flows.

The Company may be unable to lease or sell a property if and when it decides to do so, including as a result of uncertain market conditions, which could adversely affect the return on an investment in the Company.

The Company’s ability to lease or sell properties on advantageous terms depends on factors beyond the Company’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties the Company acquires. The Company cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties the Company acquires, it cannot assure its Limited Partners that the Company will be able to sell such properties at a profit in the future. Accordingly, the extent to which the Company’s Limited Partners will receive cash distributions and realize potential appreciation on its real estate investments will be dependent upon fluctuating market conditions. Furthermore, the Company may be required to expend funds to correct defects or to make improvements before a property can be sold. The Company cannot assure its Limited Partners that it will have funds available to correct such defects or to make such improvements. In developing a property, the Company may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict the Company’s ability to sell a property.

The terms of new or renewal leases may result in a reduction in income.

The terms of new or renewal leases may be less favorable to the Company than the initial lease terms. Certain significant expenditures that the Company may be responsible for, such as loan payments, real estate taxes, utilities and maintenance costs, generally are not reduced as a result of a reduction in rental revenues. If lease rates for new or renewal leases are substantially lower than those for the previous leases, the Company’s rental income might suffer a significant reduction. Additionally, the Company may not be able to sell the property at the price, on the terms or within the time frame it may seek. Accordingly, the timing of liquidation of the Company and the extent to which Limited Partners may receive distributions and realize potential appreciation on the Company’s real estate investments may be dependent upon fluctuating market conditions. The price the Company obtains from the sale of a property will depend upon various factors such as the property’s operating history, demographic trends in the property’s locale and available financing for, and the tax treatment of, real estate investments. The Company may not realize significant appreciation and may even incur losses on its properties and other investments. The recovery of any portion or all of an Investor’s investment and any potential return thereon will depend on the amount of net proceeds the Company is able to realize from a sale or other disposition of its properties.

The Company may be unable to lease its properties.

If the rental rates for properties decrease or the Company is not able to develop and release a significant portion of available and soon-to-be-available space, its financial condition, results of operations, cash flow, the market value of interests and ability to satisfy debt obligations and to make distributions to Limited Partners could be adversely affected.

The property acquired by the Company may have liabilities or other problems.

The Company intends to perform appropriate due diligence for each property or other real estate related investments it acquires. The Company also will seek to obtain appropriate representations and indemnities from sellers in respect of such properties or other investments. The Company may, nevertheless, acquire properties or other investments that are subject to uninsured liabilities or that otherwise have problems. In some instances, the Company may have only limited or perhaps even no recourse for any such liabilities or other problems or, if the Company has received indemnification from a seller, the resources of such seller may not be adequate to fulfill its indemnity obligation. As a result, the Company could be required to resolve or cure any such liability or other problems, and such payment could have an adverse effect on the Company’s cash flow available to meet other expenses or to make distributions to Investors.

The Company’s investments may be subject to risks from the use of borrowed funds.

The Company may acquire and develop properties subject to existing financing or by borrowing funds. The Company may also incur or increase its indebtedness by obtaining loans secured by certain properties in order to use the proceeds for acquisition of additional properties. In general, for any particular property, the Company will expect that the property’s cash flow will be sufficient to pay the cost of its mortgage indebtedness, in addition to the operating and related costs of the property. However, if there is insufficient cash flow from the property, the Company may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for distribution to Investors. The incurrence of mortgage indebtedness increases the risk of loss from the Company’s investments since one or more defaults on mortgage loans secured by its properties could result in foreclosure of those mortgage loans by the lenders with a resulting loss of the Company’s investment in the properties securing the loans. For tax purposes, a foreclosure of one of the Company’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds the Company’s tax basis in the property, the Company would recognize a taxable gain as a result of the foreclosure, but it would not receive any cash proceeds as a result of the transaction.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term.

At the time a balloon payment is due, the Company may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell the property in order to make the balloon payment out of the sale proceeds. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts the Company may be able to distribute to Investors, could be reduced. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts the Company may be able to distribute to Investors, could be reduced. In some instances, the Company may only be able to obtain recourse financing, in which case, in addition to the property or other investment securing the loan, the lender may also seek to recover against the Company’s other assets for repayment of the debt. Accordingly, if the Company does not repay a recourse loan from the sale or refinancing of the property or other investment securing the loan, the lender may seek to obtain repayment from one or more of such other assets.

Uninsured losses relating to real property may adversely affect an Investor’s return.

The General Partner will attempt to assure that all of the Company’s properties are comprehensively insured (including liability, fire, and extended coverage) in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles. However, to the extent of any such deductible and/or in the event that any of the Company’s properties incurs a casualty loss which is not fully covered by insurance, the value of the Company’s assets will be reduced by any such loss. Also, certain types of losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, hurricanes or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to the Company. Further, the Company may not have a sufficient external source of funding to repair or reconstruct a damaged property; there can be no assurance that any such source of funding will be available to the Company for such purposes in the future.

Competition for investments may increase costs and reduce returns.

The Company will experience competition for real property investments from individuals, corporations, and bank and insurance company investment accounts, as well as other real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. The Company will compete against other potential purchasers of properties of high quality commercial properties leased to credit-worthy tenants and residential properties and, as a result of the weakened U.S. economy, there is greater competition for the properties of the type in which the Company will invest. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively. This competition may result in the Company paying higher prices to acquire properties than it otherwise would, or the Company may be unable to acquire properties that it believes meet its investment objectives and are otherwise desirable investments.

In addition, the Company’s properties may be located close to properties that are owned by other real estate investors and that compete with the Company for tenants. These competing properties may be better located and more suitable for desirable tenants than the Company’s properties, resulting in a competitive advantage for these other properties. This competition may limit the Company’s ability to lease space, increase its costs of securing tenants, limit its ability to charge rents and/or require it to make capital improvements it otherwise might not make to its properties. As a result, the Company may suffer reduced cash flow with a decrease in distributions it may be able to make to Investors.

Risks of real property ownership that could affect the marketability and profitability of the properties.

There is no assurance that the Company’s owned real properties will be profitable or that cash from operations will be available for distribution to the Investors. Because real property, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of real property interests. The marketability and value of real property will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply or demand of competing real property in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	The promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a real property difficult;
7.	Unexpected environmental conditions; the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of real property;
8.	Changes in real estate taxes and any other operating expenses;
9.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction; and
10.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and imposition of rent controls.

Environmental regulation and issues, certain of which the Company may have no control over, may adversely impact the Company’s business.

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company specifically, and the real estate industry in general. Failure by the Company to uncover and adequately protect against environmental issues in connection with the development may subject the Company to liability as the buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property.

Liability can be imposed even if the original actions were legal and the Company had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. The Company may also be held responsible for the entire payment of the liability if the Company is subject to joint and several liability and the other responsible parties are unable to pay. Further, the Company may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Insurance for such matters may not be available.

Real estate may develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of the Company’s properties could require the Company to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose the Company to liability from its tenants, employees of such tenants and others if property damage or health concerns arise.

Terrorist attacks or other acts of violence or war may affect the industry in which the Company operates, its operations, and its profitability.

Terrorist attacks may harm the Company’s results of operations and an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property the Company owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Company’s properties due to the adverse effect on the economy and thereby reduce the value of the Company’s properties.

The Company will be subject to risks related to the geographic location of the property it acquires and develops.

The Company intends to acquire, develop, lease, and eventually sell real estate assets. If the commercial or residential real estate markets or general economic conditions in these geographic areas decline, the Company may experience a greater rate of default by tenants on their leases with respect to properties in this area and the value of the properties in this area could decline. Any of these events could materially adversely affect the Company’s business, financial condition or results of operations.

Unforeseen changes.

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company or the General Partner; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

Potential conflicts of interest.

Officers of the Company are also owners and/or managers for the General Partner of the Company, the property management company that will manage the Company’s real estate assets, and the general contractor that will be managing construction work on the Company’s assets (see “Affiliates” below). The Officers are permitted to devote their time to these Affiliates to the detriment of the Company if deemed reasonable or necessary by the General Partner and Officers.

COVID-19.

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. The final impacts of the outbreak, and economic consequences, are unknown and still evolving.

The Covid19 health crisis has adversely affected the U.S. and global economy, resulting in an economic downturn that could impact demand for the Company’s products and services. Further, mitigation efforts by State and local governments have resulted in certain business operating restrictions that have negatively impacted the economy and could impact the Company’s financial results.

The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Properties developed by the Company may be subject to changes in governmental rules and regulations which could have adverse consequences to the Company’s profitability.

Changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Common Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Common Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Common Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Common Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

Within the past calendar year from the date of this Offering Circular, a single (1) Common Unit was issued to Steve Massaroni in exchange for no cash consideration ($0.00), a difference of $5.00 compared to the price per Common Unit of this Offering. No other Common Units of the Company were authorized and issued to the General Partner, the Company’s Officers or employees.

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of Common Units through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be diluted.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to www.wealthcasa.com (the “Portal”) to invest. The Company has engaged Texture, an independent FINRA broker-dealer to assist with the sales of the Common Units as the Broker of Record. In exchange for acting as the Broker of Record, Texture will receive a one percent (1.0%) commission fee on the aggregate sales, up to a maximum of $750,000.00. Additionally, Texture will perform direct selling efforts, where it will introduce the Offering to its network of investors, in exchange for a 4% commission on amounts raised only through Texture’s direct introductions, up to a maximum of $600,000.00. For avoidance of doubt, this 4% commission would be in addition to the 1% commission, and the combined maximum commission compensation will be $1,350,000.00. The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Unit sales will be provided to the Company, the General Partner, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Common Units during this 12-month Offering. No market exists for the Common Units and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

Officers, employees, and the General Partner of the Company are primarily engaged in the Company’s business of real estate development and management, and none of them are, or have ever been, brokers nor dealers of securities in the United States. The Officers, employees, and the General Partner will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Officers, employees, and the General Partner are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Officer, employee or General Partner is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Officer, employee, or General Partner will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Officer, employee, or General Partner is an associated person of a broker or dealer; (4) the Officers, employees, and General Partner primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Officer, employee, or General Partner has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Officer, employee, or General Partner will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Texture is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at www.wealthcasa.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Texture in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$5.00	$75,000,000.00
Placement Agent Commissions	$0.09	$1,350,000.00
Proceeds, Before Expenses	$4.91	$73,650,000.00

Other Terms

Texture has also agreed to perform the following services in exchange for the compensation discussed above:

-	Act as the Broker of Record for SEC Form 1-A, FINRA Rule 5110 filing, and Blue-Sky (states and territories) filings;

-	Assist with use of a website where potential and current Investors begin the process of on-boarding/investing by entering their interest, required personal information and review and sign all Offering related documentation;

-	Coordination with the registered transfer agent, escrow agent, and legal partners of the Company;

-	Performing AML/KYC checks on all Investors;

-	Providing other financial advisory services normal and customary for Regulation A offerings as may be mutually agreed upon by Texture and the Company.

In addition to the commissions described above, the Company will pay Texture a maximum of $16,750 in fees, consisting of a $5,000 due diligence fee and $11,750 FINRA filing fees. The FINRA filing fees consist of a one-time standard document filing fee of $500 and 0.015% of the proposed maximum aggregate offering price of $75,000,000, totaling $11,750.00. This fee will be used for the purpose of coordinating filings with FINRA (Form 5110). The $5,000 due diligence fee will be paid to Texture for expenses it anticipates for due diligence and any other services required prior to the approval of the offering. Assuming the full amount of the Offering is raised, the Company estimates that the total commissions and fees, related to the Offering payable by the Company to Texture will be approximately $1,366,750.

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The General Partner intends to raise Offering Proceeds to engage in the following activities: (i) acquiring, (ii) improving, (iii) managing, and (iv) disposing/liquidating real property assets on behalf of the Company. These anticipated uses will not change if the Maximum Offering Amount is not reached. If the Company does not reach the Maximum Offering Amount, but raises more than the Minimum Offering Amount, the potential size of the Company’s asset portfolio may be limited and the Company may be unable to acquire more expensive property assets.

Percentage of Proceeds	100%	75%	50%	25%
Gross Offering Proceeds	$75,000,000.00	$56,250,000.00	$37,500,000.00	$18,750,000.00
Estimated Commissions (1)	$1,350,000.00	$1,012,500.00	$675,000.00	$337,500.00
Initial Offering Expenses (2)	$31,750.00	$31,750.00	$31,750.00	$31,750.00
Net Deployable Proceeds (3)	$73,618,250.00	$55,205,750.00	$36,793,250.00	$18,380,750.00

(1) These commissions listed are those for Texture, a FINRA broker-dealer acting as an administrative broker-dealer for this Offering. In exchange for acting as the Broker of Record, Texture will receive one percent (1.0%) commission fee on the aggregate sales, up to a maximum of $750,000.00. Additionally, Texture will perform direct selling efforts, where it will introduce the Offering to its network of investors, in exchange for a 4% commission on amounts raised only through Texture’s direct introductions, up to a maximum of $600,000.00. For avoidance of doubt, this 4% commission would be in addition to the 1% commission, and the combined maximum commission compensation will be $1,350,000.00.

(2) The Company also anticipates paying approximately $31,750.00 in Offering related expenses. These expenses consist of the $16,750 in fees to be paid to Texture (described in Plan of Distribution, above) and an estimated $15,000 in Blue Sky state filing fees.

(3) “Net Deployable Proceeds” to the Company only reflect an approximation of the Proceeds, less estimated commissions to the broker-dealer, less the deduction of organization and offering expenses. The Net Deployable Proceeds from this Offering will not be used to compensate or otherwise make payments to the General Partner or Officers or employees of the Company, unless and to the extent it is as otherwise stated herein. Any expenses associated with the Common Units and/or other investments of the Company shall be paid by the Company in accordance with the terms set forth herein and in the Limited Partnership Agreement.

The foregoing represents the General Partner’s best estimate of the allocation of the Proceeds of this Offering based on the planned Use of Proceeds for the Company’s operations and current objectives. The General Partner will not raise funds from other sources in order to fund the Company’s operations, except the possible use of leverage from third-party, trusted lenders for the acquisition, development, or refinancing of properties. Notwithstanding the foregoing, the General Partner may borrow money from financiers, other lenders, or banks to fund its investments, who are not yet identified as of the date of this Offering Circular, as the General Partner does not have any agreements with any financers, lender, or banks to borrow funds on behalf of the Company.

A material portion of the minimum Proceeds of the Offering (allowing for reserves) is not committed to specific properties or allocated to a specific property type. The General Partner intends to use the Proceeds as stated above and expects the Use of Proceeds to remain substantially the same whether the Maximum Offering Amount is met or some lesser portion thereof. However, the General Partner reserves the right to use the Proceeds of this Offering in any manner in its sole discretion. No amounts of the Proceeds are anticipated to discharge existing Company debt.

In all instances, if and upon qualification of this Form 1-A (or any amendments to the Form 1-A) by the SEC, the Company will need working capital to maintain its general existence and comply with its reporting obligations. In addition to changing allocations because of the amount of Proceeds received, the General Partner may change the Use of Proceeds because of required changes in the business plan and operating expenses. Investors should understand that the General Partner has wide discretion over its Use of Proceeds.

Use of Proceeds to Discharge Debt

Currently, there is no debt associated with the Company meaning the Company has no intention to use the Proceeds from this Offering to discharge any debt.

Acquisition to Purchase Property Outside Normal Course of Business

The General Partner reserves the right to use the Proceeds of this Offering in any lawful business activity in which a Delaware limited partnership may engage.

Reservation to Change Use of Proceeds

THE COMPANY RESERVES THE RIGHT TO CHANGE ITS USE OF THE PROCEEDS AT ANY TIME, AT THE SOLE DISCRETION OF THE COMPANY, THE GENERAL PARTNER, OR OFFICERS WITHOUT PRIOR NOTICE TO INVESTORS OR POTENTIAL INVESTORS.

Maximum Leverage Expected to be Used

The General Partner intends to use a stabilized leverage ratio is 75% at the fund level and as much as 85% on an individual asset. These ratios will be derived from the greater of asset cost basis or fair market value of asset.

DESCRIPTION OF THE BUSINESS

The Company was formed on August 25, 2022 as a limited partnership, for the purpose of acquiring, developing, building, operating, and selling real estate assets in high-density areas of Florida, California, Tennessee and other regions within North America.

The Company is a real estate development company with management expertise in acquiring, rezoning, development and construction of family housing. The Company’s targeted property asset classes will consist of single family, multiple town houses, mid-rise and adult lifestyle communities. The Company will be focused on the following pillars of adult lifestyle communities:

•	rent to own apartments,
•	houses and town houses with profit participation,
•	affordable housing, and
•	communities with housing for the general population.

The Company CEO, Cesare Bauco, has over 20 years of experience in all of the above stated property asset classes in Canada with just under 1,000 units in different stages of development.

The Company intends to engage in multiple types of real estate development. The Company may acquire land, obtain the necessary entitlements, and then sell the asset. The Company may also acquire land, build Class A multi-family and single family residential developments, hold and operate the asset, and then sell upon stabilization. Additionally, the Company may acquire and rehabilitate existing properties. This paragraph is not intended to restrict the potential operations of the Company, and the Company reserves the right to engage in any business related to (i) acquiring, (ii) improving, (iii) managing, and (iv) disposing/liquidating real property assets

The Company intends to acquire land in North America (including Canada) that has already been zoned by the relevant municipalities and is in path of development or is part of a designated growth plan for both multi-family and single family residences. Target properties will be within an urban boundary area that is slated for development within 1-5 years and located within. A 30-45 minute drive from a major international airport, commercial amenities, and/or hospitals. While subject to change and not intended to limit the geographic scope of its development efforts, the Company is presently considering land acquisitions in Florida, California, Tennessee, and Ontario Canada. These potential projects include townhomes and single family residences, ranging from 60-85 townhomes to 77 or more single family homes. The developments may be waterfront communities and those catering to adult lifestyles, ages fifty-five (55) and older, comprised of 3- to 12-story buildings.

The residential properties the Company will develop will be geared toward first-time home-buyers and move-up buyers, with median average home prices. The Company intends to utilize state-of-

the-art modular homes, which are currently in the development phase and will be ready for production soon.

The Company anticipates that the time from the start of construction through stabilization will be in the range of 1-3 years, and 4 years at a maximum. The Company may sell its real estate assets upon stabilization or hold for 2-3 years before selling.

Method of Depreciation

The General Partner will use basic GAAP Principles, and the depreciation method will be implemented per project at the maximum allowable deprecation schedule that will best benefit all Investors. The method of appraisal will be conducted by a certified third-party appraisal, and/or an internal assessment or appraisal using (1) a combination of market data; (2) income potential; and/or (3) any other methodologies commonly used in the industry.

No Bankruptcy or Receivership Proceedings

The Company has not been part of any bankruptcy, receivership, or similar proceedings.

No Legal Proceedings Material to Company

The Company is not part of any legal proceedings, including proceedings that are material to the business or the financial condition of the Company.

No Prior Direct Participation Programs

Wealthcasa Capital Fund, LP and its Affiliates, General Partner, and Officers have not offered any prior direct participation programs to the public.

AFFILIATES

The following entities are affiliated with the Company, and are owned and managed by the Officers of the Company ("Affiliates"):

Wealthcasa Capital GP, LLC. Wealthcasa Capital GP, LLC is the General Partner for the Company. Wealthcasa Capital GP, LLC is owned by the following individuals or entities, in the respective proportions: Cesare Bauco (President/CEO): 85% and Frank Bellotti (VP of Finance): 15%.

Centreville Development Group (USA), Inc. Centreville Development Group (USA) Inc. is the Manager of the Company’s General Partner, Wealthcasa Capital GP, LLC. Centreville Development Group (USA) Inc. is owned by the following individuals or entities, in the respective proportions: Cesare Bauco (President/CEO): 85% and Frank Bellotti (VP of Finance): 15%.

Centreville Development Corporation. Centreville Development Corporation will manage the construction and development activities for the Company. Centreville Development Corporation is owned by the following individuals or entities, in the respective proportions: Cesare Bauco (President/CEO): 100%.

CONFLICTS OF INTEREST

The following transactions may result in a conflict between the interests of an Investor and those of the General Partner or its Affiliates:

Wealthcasa Capital GP, LLC, as General Partner for the Company will receive compensation for its services pursuant to the “Compensation of Officers and the General Partner” (below) and may be paid a greater amount than the fees listed. The potential conflict is mitigated by limiting any such greater amounts to what is reasonable and not in excess of the customary fees which would be paid to an independent third party in connection with the development and management of the real estate assets owned by the Company.

Centreville Development Corporation will manage the construction and development activities for the Company. The potential conflict is mitigated by limiting any such greater amounts to what is reasonable and not in excess of the customary fees which would be paid to an independent third party in connection with the construction and development of such real estate.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

Fiduciary Duties of the General Partner pursuant to the Delaware Code (all citations are taken directly from the Delaware Code, Title 6) are as follows:

Section 15-404. General standards of partner’s conduct.

(a) The only fiduciary duties a partner owes to the partnership and the other partners are the duty of loyalty and the duty of care set forth in subsections (b) and (c) of this section.

(b) A partner’s duty of loyalty to the partnership and the other partners is limited to the following:

(1) To account to the partnership and hold as trustee for it any property, profit or benefit derived by the partner in the conduct or winding up of the partnership business or affairs or derived from a use by the partner of partnership property, including the appropriation of a partnership opportunity;

(2) To refrain from dealing with the partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the partnership; and

(3) To refrain from competing with the partnership in the conduct of the partnership business or affairs before the dissolution of the partnership.

(c) A partner’s duty of care to the partnership and the other partners in the conduct and winding up of the partnership business or affairs is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

(d) A partner does not violate a duty or obligation under this chapter or under the partnership agreement solely because the partner’s conduct furthers the partner’s own interest.

(e) A partner may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume 1 or more specific obligations of, provide collateral for and transact other business with, the partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a person who is not a partner.

(f) This section applies to a person winding up the partnership business or affairs as the personal or legal representative of the last surviving partner as if the person were a partner.

Section 15-405. Actions by partnership and partners; derivative actions.

(a) A partnership may maintain an action against a partner for a breach of the partnership agreement, or for the violation of a duty to the partnership, causing harm to the partnership.

(b) A partner may maintain an action against the partnership or another partner for legal or equitable relief, with or without an accounting as to partnership business, to:

(1) Enforce the partner’s rights under the partnership agreement;

(2) Enforce the partner’s rights under this chapter, including:

(i) The partner’s rights under § 15-401, § 15-403 or § 15-404 of this title;

(ii) The partner’s right on dissociation to have the partner’s interest in the partnership purchased pursuant to § 15-701 of this title or enforce any other right under subchapter VI or VII of this chapter; or

(iii) The partner’s right to compel a dissolution and winding up of the partnership business under § 15-801 of this title or enforce any other right under subchapter VIII of this chapter; or

(3) Enforce the rights and otherwise protect the interests of the partner, including rights and interests arising independently of the partnership relationship.

(c) The accrual of, and any time limitation on, a right of action for a remedy under this section is governed by other law. A right to an accounting upon a dissolution and winding up does not revive a claim barred by law.

(d) A partner may bring a derivative action in the Court of Chancery in the right of a partnership to recover a judgment in the partnership’s favor.

(e) In a derivative action, the plaintiff must be a partner at the time of bringing the action and:

(1) At the time of the transaction of which the partner complains; or

(2) The partner’s status as a partner had devolved upon the partner by operation of law or pursuant to the terms of the partnership agreement from a person who was a partner at the time of the transaction.

(f) In a derivative action, the complaint shall set forth with particularity the effort, if any, of the plaintiff to secure initiation of the action by the partnership or the reason for not making the effort.

(g) If a derivative action is successful, in whole or in part, as a result of a judgment, compromise or settlement of any such action, the court may award the plaintiff reasonable expenses, including reasonable attorney’s fees, from any recovery in any such action or from a partnership.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property or business personal property of any material significance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis and other parts of this offering statement contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Offering Circular.

The General Partner plans to finance the Company’s acquisitions through equity financing, including equity capital raised in connection with the Offering. In addition, the General Partner has been engaged in developing the financial, offering, and other materials to begin offering the Common Units.

The Company is recently formed and has not yet generated revenue. The General Partner is devoting its efforts to establishing the Company’s business and planned principal operations will commence at the time of the launch of the Offering. Due to start-up nature of the Company’s business, the reported financial information once the Company is capitalized and has assets or liabilities, may not be indicative of future operating results or operating conditions. Because of its structure, the Company is in large part reliant on the General Partner to grow its business.

There are a number of key factors that will potentially impact the Company’s operating results going forward, including the General Partner’s ability to obtain high quality properties at reasonable prices, supervise the renovation or development of those properties, and subsequently rent and/or sell the properties at premium rental income rates and/or sales prices. Another factor is the General Partner’s ability to effectively market the Platform and the Offering to Investors. Finally, another factor is the ability to provide a useful Platform for Investors and maintain it effectively to provide the information and technology infrastructure to support the issuance of Common Units.

At the time of this filing, the Company has not commenced its operations of purchasing properties, is not capitalized, and has no assets or liabilities, and will not until such time as a closing has occurred.

Liquidity and Capital Resources

The Company is expected to finance its business activities through capital contributions from Investors or financing provided to the Company. The General Partner may cover any deficits through additional capital contributions or the issuance of additional Common Units.

In the future, the Company may incur financial obligations related to loans made to the Company by the General Partner, Affiliates, or third-party lenders.

Plan of Operations

The Company expects to launch its Offering in Q1-2023. The Proceeds closed during the next twelve (12) months will be used for the following purposes:

1. Acquire real estate assets (mixed-use and single-use projects, multi-family assets, single-family assets, and unimproved land);

2. Renovate and/or develop acquired real estate assets;

3. Rent real estate assets to tenants; and

4. Sell the real estate assets (at the General Partner’s discretion).

It is difficult at this time to for the Company to estimate the amounts needed for each one of these steps independently from the stated amounts in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Date Term Began	Term of Office	Approximate Hours per week
Cesare Bauco	CEO & President	52	September 2022	8+2[1]	40
Frank Bellotti	VP of Finance	62	September 2022	8+2[1]	40
Joe Bauco	VP of Construction	51	September 2022	8+2[1]	40
Steve Massaroni	VP of Marketing/Sales	40	September 2022	8+2[1]	30
Tochi Lewis-Asonye	Financial Analyst	43	September 2022	8+2[1]	40
James Gaumond	Chief Legal Officer	57	September 2022	8+2[1]	40

1 The initial term of office will be eight (8) years. At the General Partner’s sole discretion, these terms of office may be extended by two (2) additional years, terminated, or shortened.

Business Experience

Cesare Bauco, CEO & President

Mr. Bauco is the founder and President of Centreville Development Corporation/ Centreville Homes, which was established in 2006. He has been in the residential development industry for over 20 years and oversees the day-to-day operations of the company along with review of new development opportunities and acquisitions. Centreville is a registered builder with over 15 years of experience in building homes and land development. In the last few years, it has acquired lands yielding approximately 800 residential units in various phases of development with an estimated acquisition value of approximately $100 million dollars.

5 year work history. Since 2006, Mr. Bauco has been President with Centreville Development Corporation, where he overseas day-to-day operations, acquisitions, and business development.

Duties of Cesare Bauco as CEO & President. As CEO and President, Mr. Bauco will be responsible for acquisitions, business development, and overall management of the Company.

Frank Bellotti, VP of Finance

Mr. Bellotti serves as Chairman and CEO of Bellotti Capital Partners Inc., an Exempt Market Dealer in Toronto. He is the ultimate designated person (UDP) and a dealing representative (DR) with Bellotti Capital Partners. During the course of his professional career, Mr. Bellotti has had a founding role in multiple successful ventures and financing organizations including founding partner of Kingsdale Capital Corporation member of IROC, co-founder of Caracal Energy (sold to Glencore) and co-founder and director of United Hydrocarbon International. Additionally, Mr. Bellotti was an early investor and co-founder in multiple cannabis companies such as Hexo Corp (formally Hydropothecary Corporation), Ianthus, Molecular Science Corporation and assisted in all facets of structuring and financing. Mr. Bellotti is a seasoned financier and investor who remains active in financing early stage and high growth opportunities. Mr. Bellotti is also the CEO of Kingsbury Mortgage Company a Toronto based Mortgage company for the last 20 years.

5 year work history. Since 2013, Mr. Bellotti has been Chairman and CEO of Bellotti Capital Partners, Inc., where he assists companies raise capital and obtain financing of assets through both equity and debt.

Duties of Frank Bellotti as VP of Finance. As VP of Finance, Mr. Bellotti will be responsible for reviewing opportunities and assessing the viability of each potential project. This includes managing the due diligence process to understand the asset opportunity, cost, timing and schedule, and comparables (both as-is, and when complete).

Joe Bauco, VP of Construction

Mr. Bauco has been in the construction industry for over 20 years as an independent contractor, completing renovations, additions, and construction management of new builds. In recent years Mr. Bauco has joined Centreville Development Corporation as Vice President of Construction overseeing day to day construction operations on and off site.

5 year work history. Since 2018, Mr. Bauco has been Vice President of Construction with Centreville Development Corporation, where he manages construction of each new home development, contract negotiations, and onsite management of construction supervisors.

Duties of Joe Bauco as VP of Construction.  As VP of Construction, Mr. Bauco will be responsible for all construction management, including operations and contract negotiations.

Steve Massaroni, VP of Marketing/Real Estate

Mr. Massaroni is one of Toronto’s most trusted and top selling brokers. A leader for over 15 years, Steve works with individuals, investors, and developers interested in the city’s most coveted properties - with a particular focus on land and development projects. Mr. Massaroni attributes his success to vast marketing and advertising strategies, partners, market knowledge, exclusive contact base and the true love of real estate. He is sought by many developers to sell multi-unit projects across Ontario. Many builders, architects, planners, designers contact Mr. Massaroni prior to construction and completion of their projects to take advantage of his long track record of success to ensure the design, architecture and plan would appeal to the right buyers.

5 year work history. Since 2018, Mr. Massaroni has been a licensed real estate broker with Re/Max and a team leader with The Brokers Group Real Estate Team where he manages agents, handles sales for land acquisitions, and coordinates sales for new home developments.

Duties of Steve Massaroni as VP of Marketing/Real Estate. As VP of Marketing/Real Estate, Mr. Massaroni will be responsible for building the Company’s brand into a leader in its industry. Mr Massaroni will also be lead on handling land acquisitions, managing the marketing and sales team for specific projects, and ensuring those projects are sold or rented.

Tochi Lewis-Asonye, Financial Analyst

Mr. Lewis-Asonye is a Chartered Financial Analyst (CFA) with investment management and business advisory experience having worked in the financial and real asset sectors in the ECOWAS region and Canada. He has extensive capital markets experience, including capital raising via private placements and public listings. Mr. Lewis-Asonye has extensive analyst experience covering Canada, United States and international real asset and resource investment sectors with a strong background in asset management and capital allocation. Mr. Lewis-Asonye was mentored by one of Canada’s foremost asset managers with specialization in diverse real asset sectors including real estate, farmland investing and wealth accumulation & preservation. He is a naturalized Canadian, with exceptionally strong connections to growth markets in the EMEA region including Nigeria, Africa’s most populous and richest economy. Mr. Lewis-Asonye is an alumnus of the J.L Rotman School of Management, University of Toronto (MBA Class of 2007) and a Rotman Scholar (macro-economics). He is also member of the Toronto CFA Society.

5 year work history. Mr. Lewis-Asonye has been a Chartered Financial Analyst (CFA)

with investment management and business advisory experience, having worked in the financial and real asset sectors in the ECOWAS region and Canada.

Duties of Tochi Lewis-Asonye as Financial Analyst. Mr. Lewis-Asonye's role will be that of investment strategist and advisor and he is tasked with providing consultative investment expertise. In his advisory role, Mr. Lewis-Asonye will support the production of thought leadership pieces pertaining to the market, strategy, regulatory and other relevant real estate sectoral information. Mr. Lewis-Asonye will also engage in the internal investment dialogue and contribute ideas to the investment research and portfolio management partners.

James Gaumond, Chief Legal Officer

Mr. Gaumon has spent the last thirty years focused on real estate development, running a development consulting company, and serving as general counsel to several public companies and nonprofits. His legal, governmental, and entrepreneurial background provides a holistic approach to real estate development in various communities. Mr. Gaumond was formerly the Acting Director of Regulatory Affairs at the New Jersey Housing and Mortgage Finance Agency, where he supervised the Agency's loan closing portfolio, completing over a billion dollars in loan transactions in four years. He also oversaw all construction finance draws, disputes and mediation. Mr. Gaumon also advised the executive staff, directors of Underwriting, Finance, Property Management, Single Family, and Special Needs Divisions of the Agency. In addition, he has vast experience facilitating development teams to identify and obtain private and public financing to fund various development projects. Mr. Gaumond graduated from Salem College in 1988 with a B.S. in Psychology and Political Science, earned a J.D. from Delaware Law school in 1991, and received an M.P.A. from the University of Pennsylvania in 2000.

5 year work history. Within the last five years, Mr. Gaumond obtained his real estate license, was a partner in a top-tier national law firm and provided legal and strategic advice for a public sustainability company as General Counsel and Chief of Staff. Mr. Gaumond also formed a public company focussing on community-impact real estate development with supportive services for the residents.

Duties of James Gaumond as Chief Legal Officer. As Chief Legal Officer, Mr. Gaumond will be responsible, among other things, for the general legal oversight of the organization, board governance, and support of human resource policies and procedures. Furthermore, Mr. Gaumond shall work with outside counsel on all real estate transactions, from land acquisition and development approvals, through construction and sales of units. Mr. Gaumond will also manage outside counsel’s legal representation of the Company, particularly with litigation and their work with compliance and reporting with state and federal agencies relative to shareholder reporting and auditing.

Nature of Family Relationship(s)

Cesare Bauco and Joe Bauco are siblings.

No Bankruptcy, Investigations, or Criminal Proceedings

None of the Company’s Officers have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Officer, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF OFFICERS AND THE GENERAL PARTNER

The Officers will receive salaries or compensation from the Offering Proceeds within their roles as Officers of the Company.

COMPENSATION OF OFFICERS

Name	Capacities in which Compensation is Received	Cash Compensation	Other Compensation (Cash Value)	Total Compensation
Cesare Bauco	CEO & President	$100,000.00	-	$100,000.00
Frank Bellotti	VP of Finance	$100,000.00	-	$100,000.00
Joe Bauco	VP of Construction	-	-	-
Steve Massaroni	VP of Marketing	-	-	-
Tochi Lewis-Asonye	Financial Analyst	-	-	-
James Gaumond	Chief Legal Officer	-	-	-

The General Partner entity will receive fees for the operation of the Company, as described below.

General Partner Fee Schedule

The General Partner shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses.

The General Partner shall be entitled to receive the following, collectively the “Management Fee”:

Asset Acquisition Fee	A fee equal to two percent (2%) of the purchase price of each asset, payable to the General Partner for the acquisition of each asset by the General Partner on behalf of the Company, payable at the closing of the asset acquisition.
Asset Disposition Fee	A fee equal to two percent (2%) of the sale price of an asset, payable to the General Partner on the disposition (meaning the sale, transfer, assignment, or other conveyance) of any asset by the Company, payable at the closing of the asset disposition.
Construction/Development Management Fee	A fee equal to the greater of ten percent (10%) of the budgeted construction and improvements costs for each such construction project of managed real estate. The General Partner shall provide the Company with a payment schedule for each such project prior to the commencement of construction, which may be adjusted as required. If the General Partner provides general contractor services with respect to such construction or renovation of the managed real estate, the General Partner shall be entitled to an additional fee that is reasonable and not in excess of the customary general contractor fee which would be paid to an independent third-party general contractor in connection with such construction or renovation.
Property Management Fee	In the event the General Partner shall provide property management services for any managed real estate, then the Company shall pay to the General Partner a monthly fee equal to ten percent (10%) of gross revenue derived with respect to each such managed real estate.
Carried Interest	After payment of the preferred return to Limited Partners, if any, the Company will split the remaining distributions, with seventy percent (70%) going to the Limited Partners and thirty percent (30%) going to the General Partner.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table contains certain information as of the Effective Date as to the number of voting Common Units beneficially owned by (i) each person known by the Company to own beneficially more than 10% of the Company’s Common Units, (ii) each person who is a General Partner of the Company, (iii) all persons as a group who are General Partners and/or Officers of the Company, and as to the percentage of the outstanding Common Units held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements in place providing for the purchase of the Company’s Common Units.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Units	Steve Massaroni 1500 Creditstone Road, 2nd Floor Vaughan, Ontario L4K 5W2 Canada	1 Common Unit	N/A	100%

Although the General Partner does not hold any Common Units, pursuant to the Limited Partnership

Agreement, it is entitled to thirty percent (30%) of the distributions of positive net income remaining after the holders of the Common Units receive, pro rata, their preferred return of 8%. The General Partner is also entitled to thirty percent (30%) of the distributable cash from a capital transaction remaining after the holders of the Common Units receive, pro rata, an amount equal to 100% of their capital contribution. See Exhibit 3, Limited Partnership Agreement, for details.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

FEDERAL TAX TREATMENT

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual Investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each Investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of Investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Limited Partners owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Company has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Company in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE GENERAL PARTNER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the investors in the Company and are taken into account by such investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two Limited Partners, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the General Partner does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the General Partner expects that the Company will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this Offering Circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Limited Partnership Agreement generally prohibits any transfer of a partnership interest without the prior consent of the General Partner except in connection with an Exempt Transfer. The General Partner will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Limited Partnership Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each Limited Partner in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “Limited Partner’s interests in the partnership.” The Company will maintain a capital account for each Limited Partner in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Limited Partnership Agreement does contain a qualified income offset provision. The Limited Partnership Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Limited Partnership Agreement are designed to be allocated to the Limited Partners with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Limited Partnership Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the General Partner anticipates that the Company’s allocations would generally be respected as being in accordance with the Limited Partner’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Limited Partners’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Limited Partnership Agreement and such reallocation could have an adverse tax and financial effect on Limited Partners.

Limitations on Deduction of Losses.

The ability of a Limited Partner to deduct the Limited Partner’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Limited Partner is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Limited Partner’s adjusted tax basis in its interests in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Limited Partner that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Limited Partner under the Limited Partnership Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Limited Partner who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Limited Partner’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Limited Partner. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Limited Partner’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Limited Partner’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Limited Partner is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Limited Partner will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Limited Partner to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Limited Partner income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Limited Partner reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such Limited Partner during a taxable year. Each individual Limited Partner may deduct their distributive share of Company losses, if any, to the extent of the tax basis of their Common Units at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the Limited Partner as it was for the Company. Since individual Limited Partners will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such Investors will become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Limited Partners sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by a tax professional selected by the General Partner.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Common Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Common Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company's Common Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Common Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

The securities being offered are equity interests in Wealthcasa Capital Fund, LP. The equity interests are in the form of limited partnership interests represented by Common Units. To determine the percentage of ownership in the Company, the limited partnership interests are denominated into Common Units, with a ratio whereby the number of Common Units owned by Investor is divided by total number of outstanding Common Units. Each Unit is sold through this Offering at $5.00 per Unit.

By purchasing Common Units through this Offering, an Investor will become a Limited Partner of the Company and will be granted rights as stated below.*

*Please note that the following is a summary of the rights granted to an Investor and is not exhaustive. For a complete description of all rights associated with being a Limited Partner in the Company, please see Exhibit 3, “Limited Partnership Agreement.” All capitalizations in this section are defined in Article I of the Limited Partnership Agreement and all references to Sections or Articles relate to the applicable Section or Article in the Limited Partnership Agreement.

The business and affairs of the Company shall be managed, operated and controlled by or under the exclusive direction of the General Partner. The General Partner shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company to take such actions as the General Partner may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, without the consent, approval or knowledge of the Limited Partners. All decisions of the Company shall be made by the General Partner.

Distribution Rights

Timing and Amount of Distributions.

As explained more fully in Section 4.07(c) of the Limited Partnership Agreement, at the discretion of the General Partner, the Company shall initially distribute, at least annually, all positive net income to the Limited Partners to achieve a preferred return of eight percent (8.0%), and then split the remaining amount, if any, between the Limited Partners and General Partner, in which the Limited Partners receive seventy percent (70%) and the General Partner receives thirty percent (30%) as Carried Interest. Notwithstanding the foregoing, the General Partner will be entitled to withhold from any distribution amounts necessary to create, in its discretion, appropriate reserves for, without limitation, (i) expenses (including the Management Fee) and liabilities of the Partnership, (ii) any required tax withholdings with respect to any Limited Partner(s), (iii) investments in future Portfolio Investments; and/or (iv) as cash reserve of the Partnership. Furthermore, distributable cash from the sale or disposition or refinance of sixty percent (60%) or more of the Company’s assets in one or more transactions within a six (6) month period shall be distributed to the Limited Partners, pro rata, until they have received 100% of their capital contribution, then split, 70% to such Limited Partners and 30% to the General Partner. In the event of the termination and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of Article VI of the Limited Partnership Agreement.

For the avoidance of doubt, the preferred return described in the previous paragraph is not intended to be a representation or projection of future performance of the Company and should not be construed as such.

Distributions In-kind.

Partnership Assets may be distributed to both the General Partner and the Limited Partners in lieu of cash in connection with the liquidation of the Partnership.

Voting Rights

Each outstanding Common Unit shall be entitled to one vote per Common Unit on all matters submitted to a vote of the Limited Partners. Limited Partners shall have no voting rights on any matter not explicitly stated in the Limited Partnership Agreement to require a vote of the Limited Partners.

No Liquidation Rights

The Limited Partnership Agreement does not call for additional liquidation rights.

No Preemptive Rights

The Common Units of the Company do not carry preemptive rights.

Discretionary Redemption and Withdrawal

Limited Partners may not be expelled from or removed as Limited Partners of the Company. Limited Partners shall not have any right to resign or redeem their Common Units from the Company; provided that when a transferee of a Limited Partner’s Common Units becomes a record holder of such Shares, the transferor Limited Partner shall cease to be a Member of the Company.

No Mandatory Redemptions

There are no mandatory redemptions of Shares of the Company.

No Sinking Fund Provisions

There are no sinking fund provisions for the Shares of the Company.

No Liability to further calls or to assessment by the Company

There is no liability to further calls or to assessment by the Company.

Liabilities of the Members under the Limited Partnership Agreement and State Law

Except to the extent provided under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., in no event shall any Limited Partner (or former Limited Partner) have any personal liability for the repayment and discharge of debts and obligations of the Company;  provided, however, that the foregoing shall not limit any obligation or liability of any Limited Partner to the Company set forth in the Limited Partnership Agreement or to the extent such obligation or liability is required by law and cannot be determined by agreement of the parties hereto.

Pursuant to 6 Del. C. § 17-303, “Liability to Third Parties” a limited partner is not liable for the obligations of a limited partnership unless he or she is also a general partner or, in addition to the exercise of the rights and powers of a limited partner, he or she participates in the control of the business. However, if the limited partner does participate in the control of the business, he or she is liable only to persons who transact business with the limited partnership reasonably believing, based upon the limited partner’s conduct, that the limited partner is a general partner.

Restrictions on alienability of the securities being offered

The Common Units are transferable under certain circumstances but are not expected to be listed for trading on any exchange or automated quotation system.

Provision discriminating against any existing or prospective holder of Common Units as a result of such Limited Partner owning a substantial amount of Common Units

No provisions discriminate against any existing or prospective holder of the Common Units.

Any rights of Members that may be modified otherwise than by a vote of a majority or more of the then Shares outstanding, voting as a class

No rights of the Limited Partners may be modified other than by a majority vote of the Common Units (“Unit Majority” as defined by the Limited Partnership Agreement), provided, however, that the General Partner may, without consent of a Unit Majority, in the General Partner’s sole discretion, amend the Agreement (i) in any manner that does not materially adversely affect the Limited Partners, individually or collectively, (ii) to effect any changes required by any governmental and/or regulatory body or agency, or (iii) to comply with any applicable laws or regulations; provided, further, that there shall be no amendment to the Agreement that (i) would materially reduce the rights, or increase the obligations, of a Partner under the Agreement unless the amendment (A) is consented to by such Partner or (B) by its terms applies to all Partners; or (ii) imposes personal liability upon a Partner for any debts or obligations of the Partnership unless, in each case, the amendment is consented to by such Partner.

Part F/S

Financial Statements and Report of

Independent Certified Public Accountants

WEALTHCASA CAPITAL FUND, LP

December 31, 2022

Wealthcasa Capital Fund, LP

Independent Auditor’s Report

To the Member of Wealthcasa Capital Fund, LP

Opinion

We have audited the accompanying financial statements of Wealthcasa Capital Fund, LP which comprise the balance sheet as of December 31, 2022 and the related statements of operations, member’s deficit, and cash flows for the period from August 25, 2022 (inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wealthcasa Capital Fund, LP. as of December 31, 2022 and the results of its operations and its cash flows for the period from August 25, 2022 (inception) to December 31, 2022 with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Wealthcasa Capital Fund, LP and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Wealthcasa Capital Fund, LP’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk is not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Wealthcasa Capital Fund, LP’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about Wealthcasa Capital Fund, LP’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company experienced as a net loss and member’s deficit of approximately $111,000 from inception to December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note C. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

s// Assurance Dimensions

Margate, Florida

January 26, 2023

Wealthcasa Capital Fund, LP

Balance Sheet

December 31, 2022

	ASSETS
Current Assets		$-
TOTAL ASSETS		$-
	LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities
Related party payable		$110,908
TOTAL LIABILITIES		110,908

Member’s Deficit
TOTAL MEMBER’S DEFICIT		(110,908)

TOTAL LIABILITIES AND MEMBER’S DEFICIT		$ —

The accompanying notes are an integral part of this financial statement.

Wealthcasa Capital Fund, LP

Statement of Operations

For the period from August 25, 2022 to December 31, 2022

REVENUE
Total revenue	$ -

EXPENSES

General and administrative expenses	110,908
Total operating expenses	110,908

LOSS FROM OPERATIONS	(110,908)

OTHER INCOME (EXPENSES)	—

NET LOSS	$ (110,908)

Wealthcasa Capital Fund, LP

Statements of Cash Flows

For the period from August 25, 2022 to December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (110,908)
Adjustments to reconcile net income (loss) To net cash provided by (used in) operating activities:
Net cash used by operating activities	(110,908)
CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party payable	110,908
Net cash provided by financing activities	110,908

NET INCREASE IN CASH	—
Cash at beginning of year	—
Cash at end of year	$ —

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$ —
Cash paid during year for income taxes	$ —

Wealthcasa Capital Fund, LP

Statements of Member’s Deficit

For the period from August 25, 2022 to December 31, 2022

	Units	Additional Paid In Capital	Retained Deficit	Total
August 25, 2022	-	$ -	$ -	$ -
Net loss	-	-	(110,908)	(110,908.00)
December 31, 2022	$ -	$ -	$ (110,908)	$ (110,908)

Wealthcasa Capital Fund, LP

Notes to Financial Statements

December 31, 2022

Note A – Nature of Business and Organization

WEALTHCASA CAPITAL FUND, LP (“the Company”) is a wholly owned subsidiary of WEALTHCASA CAPITAL, GP, LLC and was organized in August 25, 2022 in the State of Delaware. The Company plans to purchase lands to develop and build residential homes and apartments for sale and rental including adult lifestyle properties.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Delaware and has elected to be treated as a partnership for federal tax reporting purposes. As such, the Company does not pay federal or state income taxes on its taxable income. Instead, the income is passed through to the members. Accordingly, no provision for income taxes has been made in the financial statements.

The Company recognizes and discloses uncertain tax positions in accordance with GAAP. The Company evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2022. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2022 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect and reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the period from inception to December 31, 2022, the Company incurred net losses of approximately $111,000. The net cash used in operating activities from inception to December 31, 2022 was approximately $111,000. These matters raise doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Note D – Member’s Deficit

During the period from inception to December 31, 2022 no units in the Company were issued.

Note E – Related Party Transactions

During the period from inception to December 31, 2022, a related party provided funding for the Company’s start-up costs in the amount of approximately $111,000. This balance does not carry a stated interest rate and is payable on demand.

The Company’s operating agreement allows for certain management fees. No management fees or other fees were charged to or were due from the Company by the manager as of December 31, 2022.

Note F – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgement. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note G – Subsequent Events

Management has assessed subsequent events through January 26, 2023 the date on which the financial statements were available to be issued.

Exhibit Index

Exhibit 2A: Certificate of Limited Partnership *

Exhibit 3: Limited Partnership Agreement *

Exhibit 4: Subscription Agreement *

Exhibit 8: Draft Escrow Agreement *

Exhibit 11: Accountant’s Consent*

Exhibit 12: Attorney Letter Certifying Legality *

Exhibit 13A: Testing the Waters Materials *

* Previously filed with Form 1-A on March 27, 2023 or Form 1-A/A on August 29, 2023

Signature Page

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaughn, Ontario on September 28, 2023.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Wealthcasa Capital Fund, LP

1500 Creditstone Road, 2nd Floor

Vaughan, Ontario

L4K 5W2

Canada

By: Wealthcasa Capital GP, LLC, a Delaware limited liability company

Its: General Partner of Wealthcasa Capital Fund, LP

By: Centreville Development Group (USA), Inc., a Delaware corporation

Its: Manager of Wealthcasa Capital GP, LLC

By: /s/ Cesare Bauco

Name: Cesare Bauco

Title: Chief Executive Officer of Centreville Development Group (USA), Inc.,
and Chief Executive Officer of the Company

(Date): September 28, 2023

Location signed: Vaughn, Ontario

This Offering Statement has been signed by the following principals in the capacities and on the dates indicated:

 /s/Cesare Bauco

Cesare Bauco, Chief Executive Officer and President of the Company

(Date): September 28, 2023

Location Signed: Vaughn, Ontario

 /s/Frank Bellotti

Frank Bellotti, Vice President of Finance of the Company

(Date): September 28, 2023

Location Signed: Vaughn, Ontario